EXHIBIT 5.5

[Cades Schutte a limited liability law partnership letterhead]

June 3, 2005

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, Georgia, 30328

Attention: General Counsel

Ladies and Gentlemen:

We have acted as special Hawaii counsel to DB Online, LLC, a Hawaii limited liability company (“DB Online”), in connection with the Notations of Guarantee (collectively, the “Subsidiary Guarantees”) to be executed by DB Online and the other parties thereto pursuant to that certain Indenture dated as of February 7, 2005 (the “Indenture”), among Rayovac Corporation, a Wisconsin corporation now known as Spectrum Brands, Inc., DB Online and the other parties thereto, which Subsidiary Guarantees relate to the Exchange Notes issued pursuant to the terms of the Indenture. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

This opinion letter is provided to you at the request of DB Online. The law covered by the opinions expressed herein is limited to the laws of the State of Hawaii.

For purposes of rendering our opinions, we have reviewed the Indenture, the Registration Rights Agreement, the form of Exchange Notes and the form of Subsidiary Guarantees (collectively the “Documents”), certain documents and certificates of public officials and a certificate of Louis N. Laderman, the corporate secretary of the sole member of DB Online (the “Officer’s Certificate”). We have given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render such opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

We have relied, without investigation or analysis, upon information in certificates issued by any governmental official, office or agency concerning a person’s property or status. Except to the extent the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied, without investigation or analysis, upon the information provided in the Officer’s Certificate.

Spectrum Brands, Inc.

June 3, 2005

In rendering the following opinions, we have assumed:

(a) That all statements of facts contained in the Documents and all other documents and certificates are true and correct.

(b) Each party to the Documents, other than DB Online, has satisfied those legal requirements that are applicable to it to the extent necessary to make the Documents to which it is a party enforceable against it.

(c) Each party to the Documents, other than DB Online, has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against any other party thereto.

Based upon and subject to the foregoing, and to the qualifications set forth below, we are of the opinion that:

1. DB Online was organized under the laws of the State of Hawaii and is a validly existing limited liability company in good standing.

2. DB Online has the limited liability company power to execute, deliver and perform its obligations under the Subsidiary Guarantees.

3. The Subsidiary Guarantees have been duly authorized by all necessary limited liability company action on the part of DB Online.

4. Execution and delivery by DB Online of, and the performance by DB Online of its agreements in, the Subsidiary Guarantees will not violate its articles of organization or operating agreement.

5. To our knowledge, without having made any special investigation for purposes of this opinion, the execution and delivery of the Subsidiary Guarantees by DB Online, and the performance by DB Online of its obligations thereunder, in accordance with its terms, will not violate, conflict with, or result in any contravention of, any Applicable Law or any Applicable Order. As used in this opinion, “Applicable Law” means the laws of the State of Hawaii that, in our experience, are normally applicable to transactions of the type contemplated by the Documents (other than securities or blue sky laws), but without our having made any special investigation as to the applicability of any specific law; and “Applicable Order” means those judgments, orders or decrees of any governmental authorities specifically identified to us by DB Online to be applicable to DB Online.

6. If governed by the laws of the State of Hawaii, the Subsidiary Guarantees, upon execution and delivery, would be the valid and binding obligation of DB Online, enforceable against it in accordance with their terms subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors’ rights and remedies generally and (ii) the unavailability

Spectrum Brands, Inc.

June 3, 2005

of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

We express no opinions as to tax laws or blue sky and securities laws.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4 to be filed with the Commission on the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cades Schutte LLP